EXHIBIT 5.1

                                                                                                        October 13, 2009

Board of Directors
Bar Harbor Bankshares
82 Main Street
P.O. Box 400
Bar Harbor, Maine 04609-0400

Ladies and Gentlemen:

            Eaton Peabody P.A. is acting as local Maine counsel to Bar Harbor Bankshares, a Maine corporation and financial institution holding company (the "Company"), in connection with the Company’s registration statement on Form S-3 (the "Registration Statement"), filed with the Securities and Exchange Commission relating to the proposed public offering of up to $35 million in aggregate amount of one or more series of the following securities of the Company: (i) shares of preferred stock, no par value (the "Preferred Shares") and (ii) shares of common stock, $2.00 par value per share (the "Common Shares") (the Preferred Shares together with the Common Shares, the "Securities"), all of which may be sold from time to time and on a delayed or continuous basis, as set forth in the prospectus which forms a part of the Registration Statement, and as may be set forth in one or more supplements to the prospectus. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. Section 229.601(b)(5), in connection with the Registration Statement.

            For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed appropriate in order to form a basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies and other electronically transmitted copies). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently verified the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

            For purposes of this opinion letter, we have assumed that: (i) the issuance, sale, amount and terms of any Securities of the Company to be offered from time to time will have been duly authorized and established by proper action of the board of directors of the Company or a duly authorized committee of such board ("Board Action") consistent with the procedures and terms described in the Registration Statement and/or the applicable prospectus supplement and in accordance with the Company’s amended and restated articles of incorporation and amended and restated by-laws and applicable Maine corporate law, and in a manner that does not violate any law, government or court-imposed order or restriction or agreement or instrument then binding on the Company or otherwise impair the legal or binding nature of the obligations represented by the applicable Securities; (ii) at the time of the offer, issuance and sale of any Securities, the Registration Statement will have been declared effective under the Securities Act of 1933, as amended, and no stop order suspending its effectiveness will have been issued and remain in effect; (iii) prior to any issuance of Preferred Shares, appropriate articles of amendment designating the rights and preferences of the Preferred Shares will be duly approved by appropriate corporate action and shall have been recorded by the Secretary of State of the State of Maine; (iv) if being sold by the issuer thereof, the Securities will be delivered against payment of valid consideration therefor and in accordance with the terms of the applicable Board Action authorizing such sale and any applicable underwriting agreement or purchase agreement and as contemplated by the Registration Statement and/or the applicable prospectus supplement; and (v) the Company will remain a Maine corporation in good standing.

            This opinion letter is based as to matters of law solely on the applicable provisions of the laws of the State of Maine (but not including any laws, statutes, ordinances, administrative decisions, rules or regulations of any political subdivision below the state level). We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations (and in particular, we express no opinion as to any effect that such other laws, statutes, ordinances, rules, or regulations may have on the opinions expressed herein).

            Based upon, subject to and limited by the foregoing, we are of the opinion that, when issued upon the terms and conditions set forth in the Registration Statement and upon approval of the issuance and sale of the Securities, or any portion thereof, by Board Action, such Securities will be validly issued, fully paid and nonassessable.

            This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise you of any changes to the opinions expressed herein resulting from matters which may hereafter be brought to our attention.

            We hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Eaton Peabody, P.A.

EATON PEABODY, P.A.